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                                                                    EXHIBIT 99.1

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Fact-Finding Investigation of            )
 Potential Manipulation of Electric      )                Docket No.  PA02-2-000
 and Natural Gas Prices                  )

                        SUPPLEMENTAL AND AMENDED RESPONSE
                      TO COMMISSION STAFF'S DATA REQUEST OF
                   WILLIAMS ENERGY MARKETING & TRADING COMPANY

         Williams Energy Marketing & Trading Company ("Williams") supplements and amends its May 22 Responses to the Federal Energy Regulatory Commission's May 8, 2002 data request in the captioned proceeding. This submission is made pursuant to the June 4, 2002 Show Cause Order and to clarify Williams' prior response.

         EXECUTIVE SUMMARY

         In direct response to the Show Cause Order, Williams re-examined its May 22, 2002 submission with respect to power exports. Williams has conducted additional data analysis and has not identified a single transaction that meets the specific criteria in the Commission's original request. No power purchased from the PX was exported to avoid price caps in California. However, after clarifying the intent of the Show Cause Order, Williams decided to look at the request more broadly. Williams did export power at certain times because the price at export points was higher than at points inside the state. Williams' focus in this re-examination was on price spreads. Nonetheless, the data reviewed demonstrated trading practices consistent with senior managements' direction not to export power for the purpose of avoiding price caps.


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         Given the importance of the matters Commission is investigating, after re-examining the request concerning power exports, Williams decided to provide additional clarifying responses to the Commission's May 8 requests. We have also responded to an allegation contained in a PacifiCorp submission that they may have facilitated a ricochet transaction for Williams. Clearly, the relevant transaction with PacifiCorp has been shown to be something very different.

         Before providing these clarifications, it is important to put into context Williams' actions in the California market. Williams has worked proactively to assist in the development of a competitive, long-term open market at every stage of our involvement in the California power market.

         In 1998, when significant uncertainty surrounded the creation of a California power market, Williams entered into a long-term commitment with AES to toll approximately 4000 MW of power for a twenty-year period. Immediately, Williams began to sell its available megawatts with an emphasis on forward sales. In December 2000, when the California utilities did not have the credit to purchase power, Williams purchased power at California's request on the open market. Williams then sold it to California and has yet to be paid for some of these sales. Williams is also facing refunds significantly below its purchase price for this power.

         Also during the summer of 2000, Williams was the first and only major power supplier to state publicly that temporary price caps in the Western United States were needed as a part of an integrated solution. Williams' competitors were critical of this position. Some months later when the Commission imposed Western price caps, the market did stabilize.


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         During the height of the power crisis, Williams was also the only energy company to make a major infrastructure investment in interstate natural gas pipeline capacity into California. The Commission worked with Williams to accomplish this goal in record time. We are confident this action also led to reduced gas and power prices in California.

         In the summer of 2000, when California put in place lower and lower state-wide price caps, markets in surrounding states often exceeded the caps. At the same time California was enforcing the caps it imposed on in-state suppliers it was buying power from out-of-state suppliers at prices above the caps. This may have been a discriminatory practice. Williams' traders considered a possible opportunity to trade on an equal basis with out-of-state suppliers by exporting power out of state and then importing at prices above the caps. This practice was later known as "megawatt laundering" or "ricochet." Williams' traders discussed this opportunity with senior management. As a result of these discussions, Williams' senior management made and communicated a clear decision not to take advantage of opportunities at the expense of fair dealing and at the expense of California. Williams' executives were actively involved in all stages of both its trading operations and the overall situation in California.

         Williams is committed to working with the Commission to resolve the issues necessary to strengthen the workability of competitive open energy markets. Williams is participating with a number of organizations and agencies to ensure the highest ethical standards for the power trading industry. Bill Hobbs, President and CEO of Williams' energy marketing & risk management business, currently serves on the senior-level executive committee for the Electric Power Supply Association's Code of Conduct Steering Committee. Williams will continue to work with the Commission and respond with any additional responsive information as the Commission's investigation progresses.


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         With respect to the specific requests, Williams offers the following information and clarifications:

         REQUEST I (A)

         Williams did sell power at locations outside of California that was purchased and/or generated inside California during 2000-2001. Some of these sales were made because Williams was able to sell this power at a higher price outside of California than inside California. Williams' regular business practice is to seek the highest price available in the market. However, Williams as a practice did not make sales outside of California above the price cap.

         Attached are Schedules I (A) parts 1, 2, 3 and 4 showing Williams' export volumes and sales at export points.

         REQUEST I (C)

         Williams did identify two transactions where Williams received a congestion payment but power did not flow. Williams entered these transactions with a counterparty to create a counterflow relieving the congestion, and agreed to cancel the transaction before actual flow. Both transactions were entirely within California. As a result of canceling the schedules, Williams paid a congestion fee and in sum lost money on the two transactions.

         The relevant schedules and supporting data is attached as Schedule I
(C).

         REQUEST I (D)

         Williams has re-examined this request in a broad context. Since Williams does not have generation or a load identification number outside of SP15, it does not have the ability to engage in this practice. As stated in its May 22 response, Williams denies.


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         REQUEST I (E)

         Williams did sell ancillary services in the day-ahead market and buy back the ancillary services in the hour-ahead market as a business practice. Williams would execute this strategy when the hour-ahead buy-back price was lower than the price received during the day-ahead auction. The buy-back of the ancillary services would allow Williams to commit the additional megawatts to the supplemental energy market. For example, Williams might sell 30 MWs of spin ancillary services for $5.00/MW from a Unit in the day-ahead market. In the hour-ahead ancillary service market, Williams would buy back the ancillary services for $3.00/MW, thus locking in a profit of $60. Williams would then offer the available energy in the supplemental energy market. This was only an occasional occurrence and did not result in significant revenue to Williams. Attached as Schedule I (E) part 1, is an example of such a trade. Williams only sold ancillary services form the California-based AES plants. The ancillary services sold in the day-ahead market were never greater than Williams anticipated it could physically deliver. However, at times, Williams was unable to meet the delivery commitment it made through its day-ahead sales and therefore, Williams received no payment for these ancillary services. For instance, if Williams sold Regulation Ancillary Service in the day-ahead market, then during the hour of commitment if the unit would not be capable of delivering the Regulation for the entire period as a result of an operational limitation, the Cal ISO would not pay Williams for the amount of Regulation not provided during the hour. Attached as Schedule I (E) part 2, is an example of an actual "no pay."


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         REQUEST I (G)

         Williams did schedule power to the Williams load identification number (I.D.). Some of the power was sold to the Cal ISO in the real-time market. These real-time Cal ISO sales amounted to approximately 0.13 percent of the power scheduled for delivery by Williams during 2000 and 2001. The Cal ISO issued the load I.D. to Williams for many purposes including necessary unit testing, ramping down to meet an approved schedule and balancing a schedule. Cal ISO was aware that no market load was being served by the Williams load I.D. Attached as
Schedule I (G) is an e-mail from Williams' primary day-to-day customer representative with the Cal ISO confirming the use of the load I.D. for load balancing purposes.

         Williams had generation available to dispatch in the real-time market in order to balance the system. Therefore, Williams did not benefit from a practice of scheduling artificial load to its load I.D. to participate in the real-time imbalance market.

         REQUEST I (H)

         As stated in its May 22 response, Williams denies. Early in the summer of 2000, when Williams became aware that the Cal ISO was purchasing power from out of state suppliers at prices above the price caps, Williams' senior management made a decision not to ricochet power in order to take advantage of this opportunity. In the May 22 response, Williams indicated the possibility of two transactions that look similar to this activity but did not fit the definition because no power was purchased by Williams and moved out of the state. Rather, Williams purchased power at a point outside California and later sold the power to Cal ISO. Williams had identified one of these


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transactions with PacifiCorp and the other with Puget Sound Energy. Williams purchased power at COB (located outside of California) from the Turlock Irrigation District under a bilateral arrangement. Williams made an arrangement with PacifiCorp to hold the power until the scheduled delivery hour. Williams paid PacifiCorp $5.00 per MWh for this service. Williams offered this energy to the Cal ISO in the supplemental energy market. Williams has been able to identify one transaction with PacifiCorp under this arrangement. The transaction was for 11 hours and 395 MWhs. This activity does not meet the definition of a ricochet transaction because Williams moved no power out of California and then back for sale to the Cal ISO. In fact, this transaction benefited California because Williams moved power from out-of-state into the state. In addition, the transaction did not circumvent the price cap.

         Williams' transaction with Puget Sound Energy was similar and data supporting each transaction is attached in Schedule I (H) parts 1 and 2.

         REQUEST I (K)

         In the course of providing this supplemental and amended response, a transaction described in Response I (K) in Williams' May 22 submission has been incorporated into Response I (C) above.

         In addition, an agreement between Williams and NCPA has been publicly criticized in testimony in Congress by Robert McCullough. This transaction is explained as follows:

         Williams entered into a firm Transmission Agreement with NCPA in April 2000. The Agreement was for bi-directional firm transmission on the California Oregon intertie as well as NP 15 and ZP26. The term was for the month of April 2000. The pricing terms included two components, a market component and a line loss component. The market component was a 50/50 sharing of the


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profits generated as a result of Williams actual scheduled energy flow. No revenue was generated unless Williams actually scheduled physical flow and there was a price spread between the two points scheduled. The profit was determined based on the price spread between two points, NP15 and COB or NP 15 and ZP26. The agreement entitled Williams to schedule physical energy flow across the intertie to capture the price differences.

         This transaction was a simple physical transmission transaction that allowed Williams to schedule energy across the contract paths. This transaction was not executed to deceive the Cal ISO in any way. The contract had two transmission paths available for Williams to manage: COI between COB and NP15, and Path 15 between NP15 and ZP26. The agreement only allowed Williams to schedule the transmission in the hourly market. The agreement did not involve any Cal ISO transmission and therefore did not collect congestion revenues from the Cal ISO. The agreement provided Williams the opportunity to move power from ZP26 to COB or move power from COB to ZP26 depending on the relevant price spreads.